EXHIBIT 3.11

                            CERTIFICATE OF AMENDMENT



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                            CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                           ELECTRONIC ASSOCIATES, INC.


TO:           SECRETARY OF STATE
              STATE OF NEW JERSEY


              This is to certify that the Certificate of Incorporation of Electronic Associates, Inc. (herein referred to as the "Corpora-tion") which was filed and recorded in the office of the Secretary of State, State of New Jersey on October 31, 1945, as amended, is hereby amended pursuant to the provisions of N.J. Stat. Ann. ss. 14A:9-2 of the "New Jersey Business Corporation Act".

1.            NAME OF CORPORATION

              The name of the Corporation is Electronic Associates, Inc.

2.            DATE OF ADOPTION, TEXT AND APPROVAL OF AMENDMENTS

              The following amendments to the Certificate of Incorporation of Electronic Associates, Inc. (the "Amendments") were adopted by the shareholders of the Corporation on the 12th day of October, 1995:

              (a) In Article ONE, delete the words "Electronic Associates Inc." and substitute therefor the words "EA Industries, Inc."

              The Corporation has issued and outstanding a total of 13,927,620 of Common Stock, the holders of which are entitled to vote on the Amendment. A total of 8,846,966 shares of Common Stock (constituting a majority of the votes cast by the holders of shares of Common Stock entitled to vote thereon) voted in favor of the amendment to the Company's Certificate of Incorporation to change the name of the Company from "Electronic Associates, Inc." to "EA Industries, Inc."

              (b) In the first sentence of the first paragraph of Article FOURTH, delete the words "fifty million (50,000,000)" and substitute therefor the words "seventy five million (75,000,000)"; and (ii) delete the words "twenty five million (25,000,000) shares of Common Stock" and substitute therefor the words "fifty million (50,000,000) shares of Common Stock".




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              The Corporation has issued and outstanding a total of 13,927,620 of Common Stock, the holders of which are entitled to vote on the Amendment. A total of 6,584,459 shares of Common Stock (constituting a majority of the votes cast by the holders of shares of Common Stock entitled to vote thereon) voted in favor of the amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock from 25,000,000 shares to 50,000,000 shares. No other classes of shares are outstanding.




ATTEST:                                     ELECTRONIC ASSOCIATES, INC.

/s/ Richard P. Jaffe                        By: /s/ Irwin L. Gross
- ---------------------------                     ------------------------------
RICHARD P. JAFFE, Secretary                     IRWIN L. GROSS, Chairman



Date: October 12, 1995